Exhibit 10.2
Description of 2011 Variable Compensation Plan
The Zix Corporation “variable compensation plan” is a short-term incentive compensation program that is designed to provide an opportunity for the company’s executives to earn performance-based compensation that is conditioned upon the company meeting during 2011 certain metrics tied to the following:
•	revenue growth;

•	growth in new first year orders (NFYO);

•	growth in non-GAAP adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA); and

•	growth in non-GAAP adjusted earnings per share (Adjusted EPS).
The program establishes award levels that are based on the company meeting 80 percent, 100 percent and 120 percent of the target for each metric.
The program was unanimously approved by the Board of Directors on April 26, 2011, upon recommendation of the Compensation Committee. The independent directors reserved the discretion to adjust the awards to reflect overall corporate performance and business and financial conditions.